AEGION

Stronger. Safer. Infrastructure.

EXHIBIT 99.1

Aegion Corporation Announces Management Transitions

St. Louis, Missouri – April 18, 2018 – Aegion Corporation (Nasdaq Global Select Market: AEGN) ("Aegion" or the "Company") today announced the appointment of David F. Morris as its Executive Vice President and Chief Financial Officer, effective April 17, 2018. Mr. Morris, who has served as the Company's Interim Chief Financial Officer since November 2017, resigned his positions as General Counsel, Chief Administrative Officer and Secretary in connection with his appointment as Chief Financial Officer.

"David is an outstanding individual to lead Aegion's global financial organization, which he demonstrated in the interim role while Aegion conducted a national search for the permanent CFO position," said Charles Gordon, Aegion's President and Chief Executive Officer. "His leadership skills and business, financial and legal acumen make him an excellent selection for Aegion's Chief Financial Officer. David understands both our history and our vision for the future and has demonstrated both the skills and the perspective needed to lead Aegion's financial organization as we seek to create sustainable, long-term value for Aegion's stockholders."

Mr. Morris has been with Aegion for more than 13 years and, prior to his appointment as Interim Chief Financial Officer, most recently served as the Company's Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary, with responsibility for the Company's legal, administrative, corporate governance, safety and compliance functions. Prior to joining the Company, Mr. Morris was a partner with the law firm of Thompson Coburn LLP, in its corporate and securities practice areas.

The Company further announced that, effective April 17, 2018, Mark A. Menghini has been appointed as the Company's Interim General Counsel and Secretary to serve until a permanent General Counsel is named. Mr. Menghini joined Aegion in 2013 and most recently served as the Company's Senior Vice President and Deputy General Counsel. Prior to joining Aegion, Mr. Menghini was an officer and shareholder with the law firm of Greensfelder, Hemker & Gale, P.C., a regional law firm based in St. Louis, Missouri, and a member of its Construction Law Practice Group.

The Company also announced that Michael D. White, the Company's Senior Vice President, Controller and Chief Accounting Officer, submitted his resignation on April 16, 2018. Mr. White's last day with Aegion will be May 4, 2018. Mr. White, who has served as the Company's Controller since October 2013, will be relocating to Texas in connection with a new position he has accepted.

In connection with Mr. White's resignation, the Company has appointed Kenneth L. Young, currently Aegion's Senior Vice President and Treasurer, as the Company's Interim Controller and Chief Accounting Officer, effective May 4, 2018. Mr. Young joined Aegion in April 2009 as Vice President and Treasurer. Prior to joining Aegion, Mr. Young served as the Chief Financial Officer and Treasurer of Huttig Building Projects, Inc.

Mr. Gordon continued, "We are focused on filling these remaining key management positions with the right leadership and talent to deliver the financial and operational results we expect across Aegion. Finally, I want to thank Michael White for his service and contributions to Aegion over the last five years and wish him success in his new role."

About Aegion Corporation (Nasdaq Global Select Market: AEGN)

Aegion combines innovative technologies with market leading expertise to maintain, rehabilitate and strengthen infrastructure around the world. Since 1971, the Company has played a pioneering role in finding innovative solutions to rehabilitate aging infrastructure, primarily pipelines in the wastewater, water, energy, mining and refining industries. Aegion also maintains the efficient operation of refineries and other industrial facilities. Aegion is committed to Stronger. Safer. Infrastructure®. More information about Aegion can be found at www.aegion.com.

(AEGN-GEN)

CONTACT: Aegion Corporation
David F. Morris, Executive Vice President and Chief Financial Officer
(636) 530-8000